Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXXX) pertaining to the Equity Award Plan for Employees and Officers of Covanta Holding Corporation and the Equity Award Plan for Directors of Covanta Holding Corporation of our reports dated February 24, 2008, with respect to the consolidated financial statements and schedules of Covanta Holding Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Covanta Holding Corporation filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
MetroPark, New Jersey
May 2, 2008